Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED

UNDER SECTION 12 OF THE EXCHANGE ACT

The following is a brief description of the securities of Everest Re Group, Ltd. (“Group”) registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description of the terms of our securities does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of the Bermuda Companies Act 1981, as amended (the “Companies Act”), as well as the Bye-Laws of Group (the “Bye-Laws”), which is exhibit 3.2 to Group’s most recent Annual Report on Form 10-K (the “10-K”).

General

Our common shares, par value $0.01 per share (“Common Shares”), are the only class of our securities registered under Section 12 of the Exchange Act.

Voting Rights

Holders of Common Shares are entitled to one vote per share on all matters voted on by the shareholders, including the election of directors.  Our Common Shares do not have cumulative voting rights.  Unless the Companies Act or the Bye-Laws prescribe a higher vote requirement, any question proposed for the consideration of the shareholders at any general meeting of shareholders shall be decided by the affirmative vote of a majority of the votes cast. Under the Bye-Laws, the total voting power of any shareholder owning more than 9.9% of the Common Shares will be reduced to 9.9% of the total voting power of the Common Shares.

Dividend Rights

The holders of Common Shares are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, the holders of Common Shares are entitled to share equally and ratably in the assets of Group, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred shares.

Other Rights

The holders of Common Shares have no redemption, conversion or sinking fund rights.

Anti-Takeover Provisions in the Bye-Laws

The Bye-Laws contain provisions that could delay or prevent a change of control that a shareholder might consider favorable.  For a description of such provisions, please see “RISKS RELATING TO GROUP’S SECURITIES -- Provisions in Group’s bye-laws could have an anti-takeover effect, which could diminish the value of its common shares” of the 10-K.

Listing

The Common Shares are traded on the New York Stock Exchange under the trading symbol “RE”.